EXHIBIT 10.88

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of August 17, 2004, is made by and between ModusLink Corporation, a Delaware corporation (“Grantor”) and LaSalle Bank National Association, as agent for the Lenders (herein, in such capacity, called the “Agent”).

WHEREAS, pursuant to that certain Loan and Security Agreement dated as of July 31, 2004 (the “Loan Agreement” and, together with all other documents and instruments executed or created in connection therewith, the “Loan Documents”) among the Agent, the lenders party thereto (the “Lenders”), SalesLink Corporation, a Delaware corporation, InSolutions Incorporated, a Delaware corporation, On-Demand Solutions, Inc., a Massachusetts corporation, Pacific Direct Marketing Corp., a California corporation, SalesLink Mexico Holding Corp., a Delaware corporation and SL Supply Chain Services International Corp., a Delaware corporation (each a Borrower and collectively, the “Borrowers”), the Lenders have agreed to make available to the Borrowers a revolving credit facility in the amount of $30,000,000 (the “Loan”) and make other financial accommodations subject to the terms and conditions set forth in the Loan Agreement;

WHEREAS, as a condition to making the Loan, the Agent and Lenders are requiring Grantor to execute that certain ModusLink Secured Guaranty in favor of Agent dated of even date herewith (the “Guaranty”) in order to secure the prompt and complete payment, observance and performance of all of the obligations of the Borrowers under the Loan Agreement (the “Obligations”); and

WHEREAS, to secure Grantor’s obligations under the Guaranty, the Agent and Lenders are requiring Guarantor to execute and deliver this Agreement and grant the security interests contemplated hereby.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean any Person who is or who may become obligated to Grantor and its Subsidiaries under, with respect to, or on account of an Account.

“Accounts” shall mean any account (including, without limitation, all right to payment for services rendered or goods sold or leased), payment obligation, contract right, lease, instrument, life insurance policy and note of Grantor and its Subsidiaries, whether now owned or hereafter acquired.

“Chattel Paper” shall mean any “chattel paper,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries.

“Collateral” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Commercial Tort Claim” shall mean any “commercial tort claim,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries, including, without limitation, those set forth on Schedule 1.1 attached hereto.

“Copyright License” shall mean any written agreement or arrangement now or hereafter in existence granting to Grantor and their respective Subsidiaries any right to use any Copyright; provided that there shall be excluded from the Collateral any Copyright License to the extent, and only to the extent, that such Copyright License contains, as of the date of this Agreement, a legally enforceable provision under the UCC that would give any other party to such agreement or instrument the right to terminate its obligations or otherwise precludes such encumbrance thereunder based on the grant of the security interest created herein pursuant to the terms of this Agreement (except that if and when any prohibition on the assignment, pledge or grant of Lien on such Copyright License is removed or such assignment, pledge or grant is consented to, Agent will be deemed to have been granted a security interest in such Copyright License as of the date hereof or other earliest legally valid date, and the Collateral will be deemed to include such Copyright License). In any event, the foregoing limitation shall not affect, limit, restrict or impair the grant by Grantor and its Subsidiaries of a security interest pursuant to this Agreement in any Accounts or any Money or other amounts due or to become due under such agreement or instrument.

“Copyrights” shall mean all of the following: (a) all copyrights, works protectable by copyright, copyright registrations and copyright applications of Grantor and their respective Subsidiaries, (b) all renewals, extensions and modifications thereof; (c) all income, royalties, damages, profits and payments relating to or payable under any of the foregoing; (d) the right to sue for past, present or future infringements of any of the foregoing; (e) all other rights and benefits relating to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing; in each case, whether now owned or hereafter acquired by Grantors and its Subsidiaries.

“Deposit Accounts” shall mean any “deposit accounts,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries, including, without limitation, any and all deposit accounts (including cash collateral accounts), bank accounts or investment accounts of Grantor and its Subsidiaries, and any account which is a replacement or substitute for any of such accounts, together with all Money, Instruments, certificates, checks, drafts, wire transfer receipts and other Property deposited therein and all balances therein and all investments made with funds deposited therein or otherwise held in connection therewith, together with all earnings, profits or other Proceeds therefrom in the form of interest or otherwise, from time to time representing, evidencing, deposited into or held in such deposit accounts, bank accounts or investment accounts.

“Document” shall mean any “document,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by Grantor and its Subsidiaries.

“Electronic Chattel Paper” shall mean any “electronic chattel paper,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired Grantor and its Subsidiaries.

“Equipment” shall mean any “equipment,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries, including without limitation, furniture, machinery and vehicles, together with any and all accessories, parts, appurtenances, substitutions and replacements.

“Event of Default” shall have the meaning ascribed to such term in Article 6 hereof.

“Fixtures” shall mean any “fixtures,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries, including, without limitation, all plant fixtures, trade fixtures, business fixtures, other fixtures and storage facilities, wherever located, and all additions, accessions and replacements thereto.

“General Intangibles” shall mean all contract rights, choses in action, general intangibles, causes of action and all other intangible personal property of Grantor and their respective Subsidiaries of every kind and nature (other than Accounts) now owned or hereafter acquired by Grantor and its Subsidiaries. Without in any way limiting the generality of the foregoing, General Intangibles specifically includes, without limitation, all corporate or other business records, Deposit Accounts, inventions, designs, Patents, Trademarks, Copyrights, service marks, service mark applications, trade names, trade secrets, goodwill, registrations, licenses, leasehold interests, franchises and tax refund claims owned by Grantor or its Subsidiaries and all letters of credit, banker’s acceptances, guarantee claims, security interests or other security held by or granted to Grantor or its Subsidiaries to secure payment by an Account Debtor and such other assets as Agent reasonably determines to be intangible.

“Governmental Authority” shall mean any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” shall mean, without duplication, all of Grantor’s and its respective Subsidiaries’ liabilities, obligations and indebtedness to Agent or any Lender of any and every kind and nature, whether primary, secondary, direct, absolute, contingent, fixed or otherwise (including, without limitation, interest, charges, expenses, attorneys’ fees and other sums chargeable to Grantor or its Subsidiaries by Agent or any Lender), whether arising under the Guaranty or acquired by Agent or any Lender from any other source, whether previously, now or to be owing, arising, due or payable from Grantor and its Subsidiaries to Agent or any Lender, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise.

“Instruments” shall mean any “instrument,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries, including, but not limited to, all promissory notes, drafts, bills of exchange and trade acceptances of Grantor and its Subsidiaries.

“Insurance Proceeds” shall mean all proceeds of any and all insurance policies payable to Grantor or its Subsidiaries with respect to any Collateral, or on behalf of any Collateral, whether or not such policies are issued to or owned by Grantor or its Subsidiaries.

“Intellectual Property” shall mean all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, inventions, ideas, URL domain names, discoveries, trade names, domain names, jingles, know-how, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, customer lists and information, databases, internet rights, web sites and web pages and their respective contents, (such as text, graphics, photographs, video, audio and/or other data or information relating to any subject contained therein), e-commerce rights and license applications, computer programs, computer discs, computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable, trademarkable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuance of, any of the foregoing, and rights therein, of Grantor and any of its Subsidiaries.

“Inventory” shall mean all goods, inventory, merchandise, finished goods, component goods, packaging materials and other personal property including, without limitation, goods in transit, wherever located and whether now owned or to be acquired by Grantor or any Subsidiary which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in Grantor’s and its respective Subsidiaries’ businesses, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by Grantor.

“Investment Property” shall mean any “investment property,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries.

“Lenders” shall have the meaning set forth in the preamble hereto.

“Letter of Credit Rights” shall mean any “letter of credit rights,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries including, without limitation, rights to payment or performance under a letter of credit, whether or not Grantor or its Subsidiaries have demanded or is entitled to demand payment or performance.

“Lien” shall mean any mortgage, pledge or lease of, security interest in or lien, charge, restriction or encumbrance on any Property of the Person involved in favor of or which secures any obligation to, any other Person.

“Money” shall mean any “money,” as such term is defined in Article 1 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries.

“Noncash Proceeds” shall mean any “noncash proceeds,” as such term in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries.

“Patent License” shall mean any written agreement or arrangement now or hereafter in existence granting to Grantor or its Subsidiaries any right to use any invention on which a Patent is in existence; provided that there shall be excluded from the Collateral any Patent License to the extent, and only to the extent, that such Patent License contains, as of the date of this Agreement a legally enforceable provision under the UCC that would give any other party to such agreement or instrument the right to terminate its obligations thereunder based on the grant of the security interest created herein pursuant to the terms of this Agreement (except that if and when any prohibition on the assignment, pledge or grant of Lien on such Patent License is removed or such assignment, pledge or grant is consented to, Agent will be deemed to have been granted a security interest in such Patent License as of the date hereof or other earliest legally valid date, and the Collateral will be deemed to include such Patent License). In any event, the foregoing limitation shall not affect, limit, restrict or impair the grant by Grantor and its Subsidiaries of a security interest pursuant to this Agreement in any accounts receivable or any money or other amounts due or to become due under such agreement or instrument.

“Patents” shall mean all of the following: (a) all patents, patent applications and patentable inventions of Grantor and its Subsidiaries, and all of the inventions and improvements described and claimed therein; (b) all continuations, re-examinations, divisions, renewals, extensions, modifications, substitutions, continuations-in-part or reissues of any of the foregoing; (c) all income, royalties, profits, damages, awards and payments relating to or payable under any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all other rights and benefits relating to any of the foregoing throughout the world; and (f) all goodwill associated with any of the foregoing; in each case, whether now owned or hereafter acquired by Grantor and its Subsidiaries.

“Payment Intangibles” shall mean any “payment intangibles,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and its Subsidiaries.

“Person” shall mean and include natural persons, corporations (business, municipal or not-for-profit), limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Proceeds” shall mean any “proceeds,” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired by Grantor and any of its Subsidiaries, including, but not limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Grantor or its Subsidiaries from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Grantor or its Subsidiaries from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting, or purporting to act, for or on behalf of any Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral and all other Payment Intangibles relating thereto.

“Products” shall mean any goods now or hereafter manufactured, processed or assembled with any of the Collateral.

“Property” means any and all rights, titles and interests in and to any and all property whether real or personal, tangible (including cash) or intangible, and wherever situated and whether now owned or hereafter acquired.

“Subsidiary” shall mean any corporation, partnership, limited liability company or other legal entity of which Grantor owns directly or indirectly 50% or more of the outstanding voting stock or interests, or of which Grantor has effective control by contract or otherwise.

“Trademark License” shall mean any written agreement now or hereafter in existence granting to Grantor or its Subsidiaries any right to use any Trademark, provided however, that there shall be excluded from the Collateral any Trademark License to the extent, and only to the extent, that such Trademark License contains, as of the date of this Agreement a legally enforceable provision under the UCC that would give any other party to such agreement or instrument the right to terminate its obligations thereunder based on the grant of the security interest created herein pursuant to the terms of this Agreement (except that if and when any prohibition on the assignment, pledge or grant of Lien on such Trademark License is removed or such assignment, pledge or grant is consented to, Agent will be deemed to have been granted a security interest in such Trademark License as of the date hereof or other earliest legally valid date, and the Collateral will be deemed to include such Trademark License). In any event, the foregoing limitation shall not affect, limit, restrict or impair the grant by Grantor and its Subsidiaries of a security interest pursuant to this Agreement in any accounts receivable or any money or other amounts due or to become due under such agreement or instrument.

“Trademarks” shall mean all of the following: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof; (b) all renewals thereof; (c) all income, royalties, damages and payments now or hereafter relating to or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing; in each case, whether now owned or hereafter acquired by Grantor or its Subsidiaries.

“UCC” shall mean the Uniform Commercial Code of the State of Illinois in effect from time to time.

ARTICLE 2

SECURITY INTEREST

2.1 Security Interest. As security for the payment of all Indebtedness, Grantor hereby grants to Agent, for the benefit of Agent and the Lenders, a security interest in all of Grantor’s assets, wherever located, whether now owned or existing or hereafter acquired, including, but not limited to, all of Grantor’s right, title and interest in and to the following Property (collectively, the “Collateral”):

(a)	All Accounts;

(b)	All Chattel Paper;

(c)	All Commercial Tort Claims;

(d)	All Deposit Accounts;

(e)	All Money;

(f)	All Documents;

(g)	All Equipment and Fixtures;

(h)	All General Intangibles;

(i)	All Instruments;

(j)	All Inventory;

(k)	All Investment Property;

(l)	All Letter of Credit Rights;

(m)	All Intellectual Property; and

(n)	All Proceeds (whether Money or Noncash Proceeds, including Insurance Proceeds) and Products of all the foregoing.

2.2 Grantor Remains Liable. Notwithstanding anything contained to the contrary herein, Grantor shall remain liable under the contracts, agreements, documents and instruments included in the Collateral to the extent set forth therein and perform all of its duties and obligations thereunder and the exercise by Agent and the Lenders of any of their rights hereunder shall not release Grantor from any of its duties or obligations thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GRANTOR

Except as set forth on the disclosure schedules attached hereto, Grantor represents and warrants, with respect to the Collateral, that:

3.1 Title to Collateral. Grantor has good and marketable title to all of Grantor’s Collateral.

3.2 Authorization. Grantor has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and has taken all necessary corporate action to effectuate such Agreement. The execution and delivery of this Agreement does not and will not: (a) require any consent of any Governmental Authority or (b) violate any provision of any indenture, contract, agreement or instrument to which Grantor is a party or subject or by which it is bound.

3.3 Accounts. All Collateral consisting of Accounts represents bona fide existing obligations of the Account Debtors evidencing unpaid amounts owed by such Account Debtors in the ordinary course of business without defenses, offset or counterclaim, except those arising in the ordinary course of business that would not have a material adverse effect on Grantor in the aggregate or for which adequate reserve has been made.

3.4 Perfection. Upon filing of financing statements in the proper jurisdictions and the recordation of this Agreement with the proper Governmental Authority in favor of Lenders, the security interest created hereby will constitute a valid and perfected Lien upon and security interest in the Collateral to the extent that such filing or recordation is sufficient under applicable law to perfect such Lien with respect to the Collateral.

3.5 Intellectual Property. Grantor is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property attributed to Grantor. All such Intellectual Property has been properly registered with the proper Governmental Authority, whether with the United States Patent and Trademark Office, United States Copyright Office or otherwise.

3.6 Assumed Names. Grantor has not used any other name or incorporated or organized elsewhere within the past five (5) years except for Modus Media International, Inc.

ARTICLE 4

COVENANTS OF GRANTOR

Grantor covenants as follows:

4.1 Maintenance of Tangible Collateral. Grantor will maintain Grantor’s tangible Collateral in good condition and repair.

4.2 Disposition or Encumbrance of Collateral. Grantor will not encumber, sell or otherwise transfer or dispose of the Collateral without the prior written consent of Agent except as such encumbrance, sale, transfer or disposition occurs in the ordinary course of Grantor’s business.

4.3 Notation on Chattel Paper. Upon Agent’s request, Grantor will deliver to Agent the original of all of Grantor’s Chattel Paper Collateral. Grantor will not execute any copies of such Chattel Paper constituting part of the Collateral other than those which are clearly marked as a copy. Agent may stamp any such Chattel Paper with a legend reflecting Agent’s security interest therein. For purposes of the security interest granted pursuant to this Agreement, Agent has been granted a direct security interest in all such Chattel Paper constituting part of the Collateral and such Chattel Paper is not claimed merely as Proceeds of Inventory.

4.4 Instruments as Proceeds; Deposit Accounts. Grantor has granted to the Agent a direct security interest in all Deposit Accounts constituting part of the Collateral and such Deposit Accounts are not claimed merely as Proceeds of other Collateral.

4.5 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling and shipping of Grantor’s Collateral, all costs of keeping such Collateral free and clear of any Liens prohibited by this Agreement and of removing the same if they should arise, and any and all excise, property, sales and use taxes imposed by any Governmental Authority on any of such Collateral or in respect of the sale thereof, shall be borne and paid by Grantor and if Grantor fails to promptly pay any thereof when due, Agent may, at its option, (but shall not be required to), pay the same whereupon the same shall constitute Indebtedness and shall be secured by the security interest granted hereunder.

4.6 Changes to Name of Grantor or State of Incorporation. Grantor’s exact legal name, type of legal entity and state of incorporation is set forth in the preamble to this Agreement. Grantor will not change its legal name or its state or incorporation or organization unless (i) Grantor has given Agent thirty (30) days’ prior written notice, (ii) Agent has given its written consent to such change and (iii) Grantor has delivered to Agent acknowledgment copies of financing statements filed where appropriate to continue the perfection of Agent’s security interest in the Collateral.

4.7 Compliance with Laws. Grantor will not use all or any part of Grantor’s Collateral, or knowingly permit such Collateral to be used, for any purpose in violation of any federal, state or municipal law.

4.8 Commercial Tort Claims. Grantor shall promptly notify Agent of any Commercial Tort Claim acquired by it not listed on Schedule 1.1 attached hereto and, unless otherwise consented to by the Agent, Grantor shall promptly enter into a supplement to this Agreement granting to the Lender a security interest in such Commercial Tort Claim.

4.9 Notice of Default. Immediately upon any officer of Grantor becoming aware of the existence of any Event of Default, Grantor will give notice to Agent that such Event of Default exists, stating the nature thereof, the period of existence thereof and what action Grantor proposes to take with respect thereto.

4.10 Books and Records; Access.

(a) Grantor will permit Agent and its representatives to examine Grantor’s books and records with respect to its Collateral and make extracts therefrom and copies thereof at any time and from time to time, and Grantor will furnish such information and reports to Agent and its representatives regarding the Collateral as Agent and its representatives may from time to time request. Grantor will also permit Agent and its representatives to inspect its Collateral at any time and from time to time as Agent and its representatives may request.

(b) Agent shall have authority, at any time, to place, or require Grantor to place, upon Grantor’s books and records relating to Accounts, Chattel Paper and other rights to payment covered by the security interest granted hereby a notation or legend stating that such Accounts, Chattel Paper and other rights to payment are subject to Agent’s security interest.

4.11 Additional Documentation; Further Acts. Grantor will execute from time to time, and authorizes Agent to execute and/or file from time to time as Grantor’s attorney-in-fact, such financing statements, assignments, and other documents covering the Collateral, as Agent may request, make any proper filings and take any other actions as the Agent deems necessary in order to create, evidence, perfect, maintain or continue its security interest in such Collateral (including additional Collateral acquired by Grantor after the date hereof), including, without limitation, filing this Agreement and any amendments thereto with the United States Copyright Office and the United States Patent and Trademark Office. Grantor will pay the cost of filing the same in all public offices in which Agent may deem filing to be appropriate and will notify Agent promptly upon acquiring any additional Collateral that may require an additional filing. Upon request, Grantor will deliver to Agent all of Grantor’s Documents, Chattel Paper and Instruments constituting part of the Collateral. If Grantor or its Subsidiaries shall obtain rights to or become entitled to the benefit of any Intellectual Property not identified herein, the provisions of this Agreement shall automatically apply thereto.

ARTICLE 5

RIGHTS OF AGENT

5.1 Power of Attorney. Upon the occurrence of an Event of Default and continuation thereof beyond any applicable cure period, Grantor appoints Agent, or any other person whom Agent may from time to time designate, as Grantor’s attorney-in-fact with the power to, among other things: (a) endorse Grantor’s name on any checks, notes, acceptances, drafts or other forms of payment or security evidencing or relating to any of the Collateral that may come into Agent’s possession; (b) sign Agent’s name on any invoice or bill of lading relating to any of the Collateral, on drafts against customers, on schedules and confirmatory assignments of Accounts, Chattel Paper, Documents or other such Collateral, on notices of assignment, financing statements under the UCC and other public records, on verifications of accounts and on notices to customers; (c) notify the post office authorities to change the address for delivery of Grantor’s mail to an address designated by Agent; (d) receive and open all mail addressed to Grantor; (e) send requests for verification of Accounts, Chattel Paper, Instruments or other such Collateral to customers; and (f) do all things necessary to carry out this Agreement. Grantor ratifies and approves all acts of the attorney taken within the scope of the authority granted herein. Neither Agent nor the attorney will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable until the later of (i) the termination of the Loan Agreement or (ii) all of the Indebtedness is paid in full. Grantor waives presentment and protest of all instruments and notice thereof, notice of default and dishonor and all other notices to which Grantor may otherwise be entitled.

5.2 Control. Grantor will cooperate with Agent in obtaining control with respect to Grantor’s Collateral consisting of Deposit Accounts, Investment Property, Letter of Credit Rights and Electronic Chattel Paper. Without limiting the foregoing, if Grantor becomes a beneficiary of a letter of credit, then Grantor shall promptly notify Agent thereof and use reasonable efforts to enter into a tri-party agreement with the Agent and the issuer with respect to such letter of credit assigning the Letter of Credit Rights to the Agent, all in form and substance reasonably satisfactory to the Agent.

5.3 Collections. Except as otherwise provided herein, Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts constituting part of the Collateral and all other such Collateral. In connection with such collections, Grantor may take (and, at Agent’s direction given after the occurrence and during the continuance of an Event of Default, shall take) such action as Grantor or Agent may deem necessary or advisable to enforce collection of such Accounts and such other Collateral; provided that Agent shall have the right upon an Event of Default and upon giving written notice to Grantor of Agent’s intention to do so, to notify the Account Debtors under any such Accounts or obligors with respect to such other Collateral of the assignment of such Accounts and such other Collateral to Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to Grantor thereunder directly to Agent and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts or other Collateral, and to adjust, settle or compromise the amount or payment thereof in the same manner and to the same extent as Grantor might have done, but unless and until Agent does so or gives Grantor other instructions, Grantor shall make all collections for Agent.

ARTICLE 6

DEFAULT

The occurrence of any failure by Grantor to pay the Indebtedness when due pursuant to the Guaranty shall constitute an Event of Default hereunder (an “Event of Default”).

ARTICLE 7

RIGHTS AND REMEDIES ON DEFAULT

Upon the occurrence of an Event of Default, and at any time thereafter until such Event of Default is cured to the satisfaction of Agent, and in addition to the rights granted to Agent under Article 5 hereof, Agent may exercise any one or more of the following rights and remedies for the benefit of Agent and Lenders:

7.1 Collateral. Without demand or notice to Grantor:

(a) collect, receive and give receipt for, compound, compromise, settle and give acquittance for and prosecute and discontinue any suits or proceedings in respect of any or all of the Collateral;

(b) Offset any deposits, including unmatured time deposits, then maintained by Grantor with Agent, whether or not then due, against any Indebtedness then owed by Grantor to Agent whether or not then due;

(c) Comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral;

(d) With the assistance of Grantor, enter upon and into and take possession of all or such part or parts of the Collateral, including lands, plants, buildings, machinery, equipment and other property as may be necessary or appropriate in the reasonable judgment of Agent, to permit or enable Agent to store, lease, sell or otherwise dispose of or collect all or any part of the Collateral, and use and operate said properties for such purposes and for such length of time as Agent may deem necessary or appropriate for said purposes without the payment of any compensation to Grantor therefor;

(e) Sell, lease or otherwise transfer all or any part of the Collateral without giving any warranties as to the Collateral which may have been considered to adversely affect the commercial reasonableness of any sale of the Collateral; and

(f) Take any other action which Agent may deem reasonably necessary or desirable in order to realize on the Collateral, including, without limitation, the power to perform any contract, to endorse in the name of Grantor any checks, drafts, notes, or other instruments or documents received in payment of or on account of the Collateral.

7.2 Other Rights. Exercise any and all other rights and remedies available to it by law or by agreement, including rights and remedies under the UCC as adopted in the relevant jurisdiction or any other applicable law, or under the Guaranty and, in connection therewith. Agent may require Grantor to assemble the Collateral and make it available to Agent at a place to be designated by Agent, and any notice of intended disposition of any of the Collateral required by law shall be deemed reasonable if such notice is mailed or delivered to Grantor at its address as set forth in Section 11 of the Guaranty at least ten (10) days before the date of such disposition.

7.3 Application of Proceeds. All proceeds of Collateral shall be applied to the Indebtedness in accordance with the UCC.

7.4 Intellectual Property. Upon the occurrence and during the continuance of an Event of Default:

(a) Agent may, at any time and from time to time, upon thirty (30) days’ prior notice to Grantor, license or, to the extent permitted by an applicable license, sublicense,

whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Intellectual Property, throughout the world for such term or terms, on such conditions, and in such manner, as Agent shall in its sole discretion determine provided that any such license or sublicense shall preserve or reserve the right of Grantor to use such Intellectual Property, royalty-free, after such Event of Default is cured or waived, or is otherwise discontinued;

(b) Agent may (without assuming any obligations or liability thereunder), at any time exercise and enforce (and shall have the exclusive right to enforce) against any licensor, licensee or sublicensee all rights and remedies of Grantor in, to and under any one or more Patent License, Trademark License, Copyright License or other agreements with respect to any Patent, Trademark or Copyright and take or refrain from taking any action under any such Patent License, Trademark License, Copyright License or other agreement, and Grantor hereby releases Agent from, and agrees to hold Agent free and harmless from and against, any claims arising out of, any action taken or omitted to be taken with respect to any such license or agreement, except in cases of gross negligence or willful misconduct;

(c) Any and all payments received by Agent under or in respect of any Intellectual Property (whether from Grantor or otherwise), or received by Agent by virtue of agreement, shall be applied to the Indebtedness in accordance with Section 7.3 hereof;

(d) Agent may exercise in respect of the Intellectual Property, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC; and

(e) In order to implement the sale, lease, assignment, license, sublicense or other disposition of any of the Intellectual Property pursuant to this Section 7.4, Agent may, at any time, execute and deliver on behalf of Grantor one or more instruments of assignment of any Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country. Grantor agrees to pay when due all reasonable costs incurred in any such transfer of the Intellectual Property, including any taxes, fees and reasonable attorneys’ fees.

ARTICLE 8

MISCELLANEOUS

8.1 No Liability on Collateral. It is understood that Agent does not in any way assume any of Grantor’s obligations under any of the Collateral and Grantor hereby agrees to indemnify Agent against all liability resulting from Grantor’s obligations with respect to the Collateral, except for any such liabilities arising on account of Agent’s gross negligence or willful misconduct.

8.2 No Waiver. Agent shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by Grantor unless such waiver is in writing and signed by Agent. No delay or omission on the part of Agent in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

8.3 Remedies Cumulative. All rights and remedies of Agent shall be cumulative and may be exercised singularly or concurrently, at Agent’s option, and the exercise or enforcement of any one such right or remedy shall not bar or be a condition to the exercise or enforcement of any other.

8.4 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Illinois, except to the extent that the perfection of the security interest hereunder, or the enforcement of any remedies hereunder, with respect to any particular Collateral shall be governed by the laws of a jurisdiction other than the State of Illinois.

8.5 Expenses. Grantor agrees to pay the reasonable attorneys’ fees and legal expenses incurred by Agent and the Lenders in the exercise of any right or remedy available to it under this Agreement, whether or not suit is commenced, including, without limitation, attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Grantor and Agent and the Lenders.

8.7 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.8 No Obligation to Pursue Others. Agent has no obligation to attempt to satisfy the Indebtedness by collecting payments or Property from any other Person liable for them and Agent may release, modify or waive any Collateral provided by any other Person to secure any of the Indebtedness, all without affecting Agent’s rights against Grantor. Grantor waives any right they may have to require Agent to pursue any third person for any of the Indebtedness.

8.9 Termination and Release. Upon termination of the Loan Agreement and payment of all the Indebtedness in full this Agreement shall terminate, and the Agent, at the request and expense of Grantor, will (a) promptly execute and deliver to Grantor the proper instruments acknowledging the termination of this Agreement, (b) duly assign, transfer and deliver to Grantor (without recourse and without any representation or warranty of any kind) any Collateral in the possession of the Agent and (c) record such termination in the United States

Patent and Trademark Office, the United States Copyright Office, or any similar office or governmental agency, subject to any disposition thereof which may have been made by the Agent pursuant to this Agreement.

[signature page attached]

The parties hereto have executed this Agreement as of the day and year first set forth above.

MODUSLINK CORPORATION a Delaware Corporation

By:	/s/ Thomas Oberdorf
Name:	Thomas Oberdorf
Title:	CFO

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ David Bacon
Name:	David Bacon
Title:	Assistant Vice President